Exhibit 99.1

        MoneyGram International Announces Third Quarter Financial Results
            Money Transfer Volume Grows 40 percent in Third Quarter;
                           Increases Guidance for 2006

     MINNEAPOLIS--(BUSINESS WIRE)--October 18, 2006--MoneyGram International, Inc. (NYSE:MGI):


----------------------------------------------------------------------
($ in millions)                            Q3         Q3         %
                                          2006       2005     Change
                                       -------------------------------
Revenue                                    $296.4     $246.4     20.3%
Commissions Expense                         146.7      119.8     22.4%
Net Revenue                                 149.8      126.6     18.3%
Expenses                                    107.8       87.7     23.0%
Income from Continuing Operations           $30.0      $28.8      4.3%
Income from Discontinued Operations,
 net of tax                                  $0.0       $0.7       NM
Net Income                                  $30.0      $29.5      1.7%
Earnings per Diluted Share
 Income from Continuing Operations          $0.35      $0.33      6.1%
 Income from Discontinued Operations,
  net of tax                                $0.00      $0.01       NM
  Net Income                                $0.35      $0.34      2.9%

Operating Margin                             14.2%      15.8%     N/A
----------------------------------------------------------------------


     MoneyGram International, Inc. (NYSE:MGI), today announced third quarter 2006 income from continuing operations of $30.0 million, or $0.35 per diluted share, compared to income from continuing operations of $28.8 million, or $0.33 per diluted share in the third quarter 2005.

     Third quarter 2006 results reflect:

     -- Global Funds Transfer segment revenue growth of over 27 percent compared to the third quarter 2005, driven by 40 percent growth of money transfer transaction volume and 33 percent growth of money transfer revenue.

     -- Fee and other revenue of $200.9 million, up 28 percent from the third quarter of 2005 driven by the growth in money transfer transaction volume.

     --   Net investment margin of 2.07 percent, as shown in Table One.

     For comparative purposes, the third quarter of 2005 included the following significant item:


----------------------------------------------------------------------
($ in millions) except for per share data                  Q3 2005
                                                        --------------
 Cash flows from previously impaired investments and
  income from limited partnership interests                      $3.9
                                                        --------------
     Total income from continuing operations impact              $3.9
                                                        ==============

  Total diluted earnings from continuing operations per
   share, net of tax impact                                     $0.03
--------------------------------------------------------==============


     Philip Milne, president and chief executive officer said, "We are very pleased with the continued volume and revenue performance in the money transfer business. Today's results reflect that consumers increasingly identify our brand with convenient, reliable and affordable money transfer services. With another quarter of consistent results behind us, we proactively and strategically redeployed capital in growth initiatives like marketing and our retail strategy, in addition to returning cash to shareholders via our share repurchase program."

     Segment Highlights

     MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.


Global Funds Transfer
($ in millions)
                                           Q3         Q3        %
                                          2006       2005     Change
                                       -------------------------------
Revenue                                    $213.5    $167.5      27.4%
Commissions Expense                          87.9      63.7      38.0%
Net Revenue                                 125.5     103.8      21.0%
Operating Income                            $38.6     $35.2       9.5%
Operating Margin                             18.1%     21.0%


     For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased over 27 percent to $213.5 million and operating income increased over 9 percent to $38.6 million in the third quarter of 2006 compared to the same period last year. Revenue improved primarily as a result of money transfer volume growth and a higher yield on the investment portfolio related to the money order business. Growth in operating income was partially offset by increased commission costs, and expenses primarily in money transfer marketing and retail expansion in Western Europe. Operating margin in the third quarter 2006 was 18.1 percent compared to 21.0 percent in the third quarter 2005. The decrease in margin was primarily due to the increased commission costs and expenses in money transfer marketing and retail expansion in Western Europe.

     Money transfer transaction volume grew 40 percent and money transfer revenue (see Table Four) grew 33 percent to $176.2 million compared to third quarter of 2005. Money transfer revenue growth rates are lower than volume growth rates primarily due to targeted pricing initiatives. The money transfer agent network grew 24 percent from the third quarter of 2005 to approximately 104,000 agent locations. Money order transaction volume was down approximately 6 percent, following a trend of declining use of paper-based payment instruments.


Payment Systems
($ in millions)
                                             Q3        Q3        %
                                            2006      2005    Change
                                         -----------------------------
Revenue                                      $82.5     $78.9      4.5%
Commissions Expense                           58.7      56.1      4.7%
Net Revenue                                   23.8      22.8      4.2%
Operating Income                              $7.5      $7.7    (2.3)%
Operating Margin                               9.1%      9.8%


     The Payment Systems segment includes PrimeLink/Official Check outsourcing services, money orders sold by financial institutions and controlled disbursement processing services. Payment Systems revenue increased over 4% percent to $82.5 million in the third quarter of 2006 compared to the third quarter of 2005 due to higher short-term interest rates. Operating income for the segment was $7.5 million in the third quarter of 2006, compared to $7.7 million in the third quarter of 2005. The decrease in operating income was due to the absence of income from previously impaired investments and from limited partnership interests in the third quarter of 2006 versus $3.1 million of income from these items in the third quarter of 2005. Operating margin for the third quarter of 2006 was down 70 basis points compared to the third quarter of last year for the same reason as the decrease in operating income.

     Share Repurchase

     During the third quarter of 2006, MoneyGram International purchased 580,000 shares at an average price of $30.18 per share. The company has 2.4 million shares remaining under its current share buyback authorization.

     2006 Outlook

     Diluted earnings per share is expected to be in the range of $1.43 to $1.46, up from previous guidance of $1.37 to $1.42. The full year estimate includes approximately $12.4 million pretax income or $0.09 per diluted share from cash flows from previously impaired investments and income from limited partnership interests.

     -- Net revenue (total revenue less total commissions) is expected to be in the range of $590 million to $600 million, up from previous guidance of $565 million to $590 million.

     -- Net investment margin is expected to be in the range of 215 to 225 basis points up from previous guidance of 205 basis points to 215 basis points. The guidance includes the effect of cash flows from previously impaired investments and income from limited partnership interests.

     -- Average portfolio balances are expected to be in the range of $6.2 billion to $6.4 billion for the year, a slight change from previous guidance of $6.2 billion to $6.5 billion.

     -- Income from continuing operations before taxes is expected to be in the range of $174 million to $178 million, up from previous guidance of $166 million to $174 million.

     This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. Our outlook does not reflect such events.

     Description of Tables

     Table One - Net Investment Revenue Analysis

     Table Two - Consolidated Statements of Income

     Table Three - Segment Information

     Table Four - Money Transfer Revenue

     Table Five - Unrestricted Assets

     Conference Call and Webcast

     MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss third quarter results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling (800) 299-7098 in the U.S. The participant passcode is 14356327. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on November 3, 2006. The replay of the call is available at (888) 286-8010 in the U.S., or (617) 801-6888 internationally, passcode 20896590. The Internet audio cast replay will be available at www.moneygram.com.

     About MoneyGram International, Inc.

     MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $970 million in revenue in 2005 and approximately 104,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

     Cautionary Information Regarding Forward-Looking Statements

     The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) loss of key retail agents or inability to maintain our network in our Global Funds Transfer segment; (b) loss of large financial institution customers in our Payment Systems segment; (c) ability to successfully develop and timely introduce new and enhanced products and services; (d) ability to protect the intellectual property rights related to our existing and any new or enhanced products and services; (e) litigation or investigations of us or our agents that could result in material settlements, fines or penalties; (f) failure to continue to compete effectively; (g) ability to manage risks relating to U.S. federal and state regulatory requirements that could result in material settlements, fines or penalties, or changes in our business operations; (h) ability for us or our agents to maintain adequate banking relationships; (i) imposition of additional regulatory requirements in any of the foreign countries in which we operate; (j) ability to manage risks related to opening of new retail locations and acquisition of businesses; (k) ability to maintain effective internal controls; (l) ability to manage credit and fraud risks from our retail agents; (m) ability to manage credit risk related to our investment portfolio and our use of derivatives; (n) fluctuations in interest rates; (o) material changes in the market value of securities we hold; (p) material slow down or complete disruption in international migration patterns; (q) unexpected liquidity needs; (r) ability to maintain efficient, secure and uninterrupted operation of our computer network systems and data centers; (s) ability to process and settle transactions accurately and efficiently; (t) ability to manage risks associated with our international sales and operations; (u) possible delay or prevention of an acquisition of our company which could inhibit a stockholder's ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (v) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.


                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                             (Unaudited)


                                     Three months ended
                                        September 30        2006 vs
                                      2006        2005       2005
                                  ------------------------------------
                                         (Dollars in thousands)
Components of net investment
 revenue:
 Investment revenue                    $96,406    $91,634     $4,772
 Investment commissions expense
  (1)                                  (63,520)   (60,889)    (2,631)
                                  ------------------------------------
Net investment revenue                 $32,886    $30,745     $2,141
                                  ====================================

Average balances:
 Cash equivalents and investments   $6,297,739 $6,707,017  ($409,278)
 Payment service obligations (2)     4,743,030  5,255,146   (512,116)

Average yields earned and rates
 paid (3):
 Investment yield                         6.07%      5.42%      0.65%
 Investment commission rate               5.31%      4.60%      0.71%
Net investment margin                     2.07%      1.82%      0.25%



                                        Nine months ended
                                           September 30      2006 vs
                                         2006       2005       2005
                                      --------------------------------
                                          (Dollars in thousands)
Components of net investment
 revenue:
 Investment revenue                     $297,882   $272,188   $25,694
 Investment commissions expense (1)     (185,346)  (177,656)   (7,690)
                                      --------------------------------
Net investment revenue                  $112,536    $94,532   $18,004
                                      ================================

Average balances:
 Cash equivalents and investments     $6,357,165 $6,750,129 ($392,964)
 Payment service obligations (2)       4,813,544  5,297,765  (484,221)

Average yields earned and rates paid
 (3):
 Investment yield                           6.26%      5.39%     0.87%
 Investment commission rate                 5.15%      4.48%     0.67%
Net investment margin                       2.37%      1.87%     0.50%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($390.0 million and $387.9 million for the third quarter of 2006 and 2005, respectively, and $385.9 million and $397.3 million for the nine months ended September 30, 2006 and 2005, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.


                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                           Three months ended     Nine months ended
                              September 30           September 30
                            2006        2005       2006       2005
                         ----------- ---------- ---------- -----------
                         (Dollars in thousands, except per share data)

REVENUE:
 Fee and other revenue     $200,894   $156,375   $556,862    $444,173
 Investment revenue          96,406     91,634    297,882     272,188
 Net securities losses         (869)    (1,624)    (1,728)     (2,060)
                         ----------- ---------- ---------- -----------
     Total revenue          296,431    246,385    853,016     714,301

 Fee commissions expense     83,144     58,940    226,246     167,344
 Investment commissions
  expense                    63,520     60,889    185,346     177,656
                         ----------- ---------- ---------- -----------
     Total commissions
      expense               146,664    119,829    411,592     345,000

                         ----------- ---------- ---------- -----------
      Net revenue           149,767    126,556    441,424     369,301

EXPENSES:
 Compensation and
  benefits                   44,753     35,180    128,473      97,745
 Transaction and
  operations support         41,318     34,547    112,615     106,733
 Depreciation and
  amortization               10,419      8,102     28,197      23,187
 Occupancy, equipment and
  supplies                    9,314      8,156     26,748      25,106
 Interest expense             2,003      1,697      5,925       5,694
                         ----------- ---------- ---------- -----------
   Total expenses           107,807     87,682    301,958     258,465

                         ----------- ---------- ---------- -----------
Income from continuing
 operations before income
 taxes                       41,960     38,874    139,466     110,836

Income tax expense           11,922     10,076     41,787      28,185

                         ----------- ---------- ---------- -----------
Income from continuing
 operations                  30,038     28,798     97,679      82,651
Income and gain from
 discontinued operations,
 net of tax                       -        740          -         740
                         ----------- ---------- ---------- -----------
Net income                  $30,038    $29,538    $97,679     $83,391
                         =========== ========== ========== ===========


Basic earnings per share
Income from continuing
 operations                   $0.36      $0.34      $1.16       $0.97
Income from discontinued
 operations, net of tax        0.00       0.01       0.00        0.01
                         ----------- ---------- ---------- -----------
Earnings per common share     $0.36      $0.35      $1.16       $0.98
                         =========== ========== ========== ===========
Average outstanding
 common shares               84,298     84,883     84,468      84,748
                         =========== ========== ========== ===========

Diluted earnings per
 share
Income from continuing
 operations                   $0.35      $0.33      $1.13       $0.96
Income from discontinued
 operations, net of tax        0.00       0.01       0.00        0.01
                         ----------- ---------- ---------- -----------
Earnings per common share     $0.35      $0.34      $1.13       $0.97
                         =========== ========== ========== ===========
Average outstanding and
 potentially dilutive
 common shares               85,799     86,019     86,152      85,924
                         =========== ========== ========== ===========


                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                                             2006
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                           (Dollars in thousands)
Revenue:
  Global Funds Transfer  $182,987 $202,038 $213,451
  Payment Systems          80,685   90,875   82,468

Operating income:
  Global Funds Transfer    39,907   40,801   38,566
  Payment Systems          10,323   16,207    7,539

Operating Margin:
  Global Funds Transfer      21.8%    20.2%    18.1%
  Payment Systems            12.8%    17.8%     9.1%


                                             2005
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
  Global Funds Transfer  $147,146 $159,742 $167,497 $175,232 $649,617
  Payment Systems          80,769   80,258   78,888   81,704  321,619

Operating income:
  Global Funds Transfer    26,429   29,682   35,230   30,336  121,677
  Payment Systems          13,240   11,428    7,717   10,021   42,406

Operating Margin:
  Global Funds Transfer      18.0%    18.6%    21.0%    17.3%    18.7%
  Payment Systems            16.4%    14.2%     9.8%    12.3%    13.2%


                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                             (Unaudited)


           Money Transfer Revenue (including Urgent Bill Payment)
       ---------------------------------------------------------------
                                Quarter Ended
         March 31     June 30    September 30  December 31 Total Year
       ---------------------------------------------------------------
                           (Dollars in thousands)

  2003      $69,836     $75,840       $80,895      $83,338   $309,909
  2004       86,198      95,174       102,764      111,234    395,370
  2005      111,296     124,545       132,802      139,083    507,726
  2006      144,987     161,917       176,220


                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         UNRESTRICTED ASSETS
                             (Unaudited)


                                              September 30 December 31
                                                  2006        2005
                                              ------------ -----------
                                               (Dollars in thousands)

Cash and cash equivalents                        $885,625    $866,391
Receivables                                     1,602,153   1,325,622
Investments                                     5,761,583   6,233,333
                                              ------------ -----------
                                                8,249,361   8,425,346
Amounts restricted to cover payment service
 obligations                                   (7,878,315) (8,059,309)
                                              ------------ -----------
Unrestricted assets (1)                          $371,046    $366,037
                                              ============ ===========


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.


     CONTACT: MoneyGram International, Inc.
              Investor Relations:
              Tim Gallaher, 952-591-3840
              ir@moneygram.com